EXHIBIT 2.1

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and between

JACKSONVILLE BANCORP, INC.

and

ATLANTIC BANCGROUP, INC.

Dated as of

May 10, 2010

ARTICLE I	TRANSACTIONS AND TERMS OF MERGER	2

1.1	Merger	2

1.2	Time and Place of Closing	2

1.3	Bank Merger	2

1.4	Restructuring of the Merger	2

1.5	Effective Time	2

1.6	Stockholders’ Agreements	3

ARTICLE II	EFFECT OF MERGER	3

2.1	Articles of Incorporation	3

2.2	Bylaws	3

2.3	Officers and Directors	3

ARTICLE III	CONVERSION OF CONSTITUENTS’ CAPITAL SHARES	3

3.1	Manner of Converting Shares	3

3.2	Anti-Dilution Provisions	3

3.3	Shares Held by ABI	4

3.4	Dissenting Stockholders	4

3.5	Fractional Shares	4

ARTICLE IV	EXCHANGE OF SHARES	5

4.1	Exchange Procedures	5

4.2	Rights of Former ABI Stockholders	5

4.3	Identity of Recipient of JBI Common Stock	6

4.4	Lost or Stolen Certificates	6

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF ABI	6

5.1	Corporate Organization, Standing and Power	6

5.2	Authority; No Breach By Agreement	7

5.3	Capital Stock	7

5.4	ABI Subsidiaries	8

5.5	Reports and Financial Statements	9

5.6	Absence of Undisclosed Liabilities	10

5.7	Absence of Certain Changes or Events	11

5.8	Tax Matters	11

5.9	Loan Portfolio; Documentation and Reports	13

5.10	Assets; Insurance	15

i

5.11	Environmental Matters	15

5.12	Compliance with Laws	16

5.13	Labor Relations; Employees	17

5.14	Employee Benefit Plans	18

5.15	Material Contracts	19

5.16	Legal Proceedings	20

5.17	[Intentionally Omitted]	20

5.18	Statements True and Correct	21

5.19	Tax and Regulatory Matters	21

5.20	Offices	21

5.21	Data Processing Systems	21

5.22	Intellectual Property	22

5.23	Administration of Trust Accounts	22

5.24	Advisory Fees	22

5.25	Regulatory Approvals	22

5.26	Repurchase Agreements; Derivatives Contracts	22

5.27	Antitakeover Provisions	23

5.28	Transactions with Management	23

5.29	Deposits	23

5.30	Accounting Controls	23

5.31	Deposit Insurance	24

5.32	Registration Obligations	24

5.33	[Intentionally Omitted]	24

5.34	Privacy of Customer Information	24

5.35	Charter Provisions	24

5.36	Opinion of Financial Advisor	24

5.37	Board Recommendation	24

5.38	Notice of Deadlines	24

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF JBI	25

6.1	Corporate Organization, Standing and Power	25

6.2	Authority; No Breach By Agreement	25

6.3	Capital Stock	26

6.4	JBI Subsidiaries	26

6.5	Reports and Financial Statements	27

6.6	Absence of Undisclosed Liabilities	28

6.7	Absence of Certain Changes or Events	28

6.8	Tax Matters	28

6.9	Environmental Matters	30

6.10	Compliance with Laws	31

6.11	Labor Relations; Employees	32

6.12	Legal Proceedings	32

6.13	Statements True and Correct	33

6.14	Tax and Regulatory Matters	33

6.15	Administration of Trust Accounts	33

6.16	Brokers Fees	33

6.17	Regulatory Approvals	33

6.18	Accounting Controls	34

6.19	Charter Provisions	34

6.20	Board Recommendation	34

ARTICLE VII	CONDUCT OF BUSINESS PENDING CONSUMMATION	34

7.1	Covenants of Both Parties	34

7.2	Covenants of ABI	35

7.3	Covenants of JBI	38

7.4	Adverse Changes in Condition	39

7.5	Reports	39

7.6	Acquisition Proposals	39

7.7	NASDAQ Qualification	40

ARTICLE VIII	ADDITIONAL AGREEMENTS	41

8.1	Regulatory Matters	41

8.2	Access to Information	42

8.3	Efforts to Consummate	43

8.4	Stockholders’ Meetings	43

8.5	Certificate of Objections	44

8.6	Publicity	44

8.7	Expenses	44

8.8	Failure to Close	45

8.9	Fairness Opinion	45

8.10	Tax Treatment	45

8.11	Agreement of Affiliates	45

8.12	Environmental Audit; Title Policy; Survey	45

8.13	Compliance Matters	46

8.14	Subsequent Filings	46

8.15	Fixed Asset Inventory	46

8.16	Director’s and Officer’s Indemnification	47

8.17	Employee Matters.	48

8.18	Via Mare Sale	48

ARTICLE IX	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	48

9.1	Conditions to Obligations of Each Party	48

9.2	Conditions to Obligations of JBI	50

9.3	Conditions to Obligations of ABI	53

ARTICLE X	TERMINATION	55

10.1	Termination	55

10.2	Effect of Termination	57

10.3	ABI Termination Fee	57

10.4	JBI Termination Fee	58

10.5	Non-Survival of Representations and Covenants	58

ARTICLE XI	MISCELLANEOUS	58

11.1	Definitions	58

11.2	Entire Agreement	66

11.3	Amendments	67

11.4	Waivers	67

11.5	Assignment	67

11.6	Notices	67

11.7	Brokers and Finders	68

11.8	Governing Law	68

11.9	Counterparts	68

11.10	Captions	69

11.11	Enforcement of Agreement	69

11.12	Severability	69

11.13	Construction of Terms	69

11.14	No Construction Against Drafter	69

11.15	Schedules	70

11.16	Exhibits and Schedules	70

11.17	No Third Party Beneficiaries	70

EXHIBITS

Exhibit A:	Form of Stockholders Agreement

Exhibit B:	Form of Affiliate Agreement

Exhibit C:	Bank Plan of Merger

Exhibit D:	Form of Claims Letter

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 10, 2010, by and between Jacksonville Bancorp, Inc. (“JBI”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Jacksonville, Florida, and Atlantic BancGroup, Inc. (“ABI”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Jacksonville Beach, Florida.

Preamble

The Boards of Directors of ABI and JBI are of the opinion that the transactions described herein are in the best interests of the Parties and their respective stockholders.  This Agreement provides for the merger (the “Merger”) of ABI with and into JBI.  At the Effective Time of such Merger, the outstanding shares of the capital stock of ABI shall be converted into the right to receive shares of JBI Common Stock (as provided herein).  The Merger is subject to the approvals of the stockholders of ABI, the Florida Office of Financial Regulation and the Federal Reserve Board, and the satisfaction of certain other conditions described in this Agreement.  It is the intention of the Parties to this Agreement that, for federal income tax purposes, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

In connection with the execution of this Agreement, JBI is entering into a stock purchase agreement (the “Stock Purchase Agreement”) with CapGen Capital Group IV LP, a Delaware limited partnership (“CapGen”) and other investors acting severally and not jointly (collectively with CapGen, the “Investors”), under which the Investors are agreeing to purchase, and JBI is agreeing to sell, in the aggregate, approximately 3 million shares of JBI Common Stock (the “Stock Purchase”) for a purchase price of $10.00 per share, subject to and conditioned upon, among other things, (i) each of the Investors obtaining all necessary Regulatory Authority Consents, including CapGen obtaining prior consent, approval, authorization, clearance, exemption, waiver or similar act from the applicable Regulatory Authorities to the effect that CapGen’s investment in the Surviving Corporation would not be deemed or construed to be an ownership of more than 49.9% for GAAP or regulatory accounting purposes for purposes of the capital rules of the applicable Regulatory Authorities, and that CapGen and the Surviving Corporation will be “well capitalized” for all purposes of the applicable Regulatory Authorities immediately following the Stock Purchase, (ii) the consummation of the Merger, and (iii) the approval by JBI stockholders of the Stock Purchase and the amendment and restatement of its Articles of Incorporation contemplated by the Stock Purchase Agreement.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I
TRANSACTIONS AND TERMS OF MERGER

1.1         Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, ABI shall be merged with and into JBI in accordance with, and with the effect provided in, the applicable provisions of the FBCA.  JBI shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Florida.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the JBI Board and the ABI Board.

1.2         Time and Place of Closing.  The place of Closing shall be at the offices of JBI, Jacksonville, Florida, or such other place as may be mutually agreed upon by the Parties.  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Closing will take place at 9:00 A.M. Eastern Time on the first business day of the month immediately subsequent to the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3         Bank Merger.  ABI Bank, a Florida banking corporation that is a wholly owned subsidiary of ABI, shall be merged (the “Bank Merger”) with and into The Jacksonville Bank (“JBI Bank”), a Florida banking corporation that is a wholly owned subsidiary of JBI, in accordance with the provisions of, and with the effect provided in, 12 U.S.C. 215a on terms and subject to the provisions of the Bank Plan of Merger (the “Bank Plan”), attached hereto as Exhibit C. The Bank Plan shall be executed and the transactions contemplated therein shall be consummated at such time as JBI directs, which shall immediately follow the effective time of the Merger or on such later date as JBI may direct. ABI, as sole shareholder of ABI Bank, shall vote all shares of capital stock of ABI Bank in favor of the Bank Plan and the Bank Merger provided therein.

1.4         Restructuring of the Merger.  JBI shall have the right to amend the structure of the Merger and other transactions herein contemplated in order to assure that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC, provided, that no such revision to the structure of the Merger shall result in (a) any changes in the amount or type of the consideration which the holders of shares of ABI Common Stock are entitled to receive under this Agreement, or (b) would unreasonably impede or delay consummation of the Merger. JBI may exercise this right by giving written notice to ABI in the manner provided in Section 11.6, which notice shall be in the form of an amendment to this Agreement to be executed pursuant to Section 11.3.

1.5         Effective Time.  The Merger and other transactions provided for in this Agreement (other than the Bank Merger) shall become effective: (a) on the date and at the time that the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Florida, or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.5(a) above as may be specified by the Parties in the Articles of Merger (such time is hereinafter referred to as the “Effective Time”).  The Bank Merger shall become effective on the date specified by JBI.  Unless JBI and ABI otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.

1.6         Stockholders’ Agreements.  Concurrently with the execution of this Agreement and as a material condition hereto, each member of the ABI Board and Board of Directors of ABI Bank has executed and delivered a Stockholders Agreement in the form attached as Exhibit A hereto.

ARTICLE II
EFFECT OF MERGER

2.1         Articles of Incorporation.  The Articles of Incorporation of JBI in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time.

2.2         Bylaws.  The Bylaws of JBI in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

2.3         Officers and Directors.  The incumbent officers and directors of JBI immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.  One (1) director of the ABI Board shall be appointed to the JBI Board upon the Effective Time.

ARTICLE III
CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

3.1         Manner of Converting Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of JBI, ABI or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:

(a)           Each share of JBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)           Subject to the potential adjustment provided for in Section 3.2 below, each share of ABI Common Stock (excluding shares held by any ABI Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 0.2 shares of JBI Common Stock (the “Exchange Ratio”).   In addition, each share of ABI Common Stock shall entitle its holder to receive cash in the amount, if any, described in Section 8.18 hereof.

3.2         Anti-Dilution Provisions.  In the event JBI changes the number of shares of JBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.

3.3         Shares Held by ABI.  Each of the shares of ABI Common Stock held by any ABI Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4         Dissenting Stockholders.  Any holder of shares of ABI Common Stock who perfects his dissenter’s rights of appraisal in accordance with and as contemplated by Sections 607.1301-607.1333 of the FBCA (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of JBI to terminate this Agreement and abandon the Merger pursuant to subsection 10.1(i) below.  If any dissenting stockholder gives notice to ABI, ABI will promptly give JBI notice thereof, and JBI will have the right to participate in all negotiations and proceedings with respect to any such demands.  ABI will not, except with the prior written consent of JBI, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  In the event that after the Effective Time a dissenting stockholder of ABI fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver to the holder the consideration to which such holder of shares of ABI Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of ABI Common Stock held by him.

3.5         Fractional Shares.  No certificates or scrip representing fractional shares of JBI Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to JBI Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of JBI.  In lieu of any such fractional share, JBI shall pay to each former stockholder of ABI who otherwise would be entitled to receive a fractional share of JBI Common Stock an amount in cash (without interest) determined by multiplying (a) $10.00 by (b) the fraction of a share of JBI Common Stock to which such holder would otherwise be entitled.

ARTICLE IV
EXCHANGE OF SHARES

4.1         Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail to the former stockholders of ABI appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of ABI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent).  Upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the ABI Common Stock certificate or certificates so surrendered shall forthwith be cancelled, and the holder of such certificate or certificates shall be entitled to receive in exchange therefore, a certificate representing that number of whole shares of JBI Common Stock which such holder of ABI Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof, and a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof relating to fractional shares and/or Section 8.18 hereof.  No interest will be paid or accrued on any cash in lieu of fractional shares, or any unpaid dividends and distributions, or the cash payable pursuant to Section 8.18 hereof, if any, payable to holders of certificates for ABI Common Stock.  Subject to provision for lost shares as set forth in Section 4.4 hereof, the Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of ABI Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of ABI Common Stock for exchange as provided in this Section 4.1.  The certificate or certificates for ABI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require.  Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, nor the Exchange Agent shall be liable to a holder of ABI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ABI Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the IRC or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by the Surviving Company or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ABI Common Stock in respect of which such deduction and withholding was made by the Surviving Company or the Exchange Agent, as the case may be.

4.2         Rights of Former ABI Stockholders.  The stock transfer books of ABI shall be closed as to holders of ABI Common Stock immediately prior to the Effective Time, and no transfer of ABI Common Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of ABI Common Stock (“ABI Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor.  To the extent permitted by Law, former stockholders of record of ABI Common Stock shall be entitled to vote after the Effective Time at any meeting of JBI stockholders the number of whole shares of JBI Common Stock into which their respective shares of ABI Common Stock are converted, regardless of whether such holders have exchanged their ABI Certificates for certificates representing JBI Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by JBI on the JBI Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement.  Notwithstanding the preceding sentence, any person holding any ABI Certificate at or after the Effective Time shall not be entitled to receive any dividend or other distribution payable after the Effective Time to holders of JBI Common Stock, which dividend or other distribution is attributable to such person’s JBI Common Stock represented by said ABI Certificate held after the Effective Time, until such person surrenders said ABI Certificate for exchange as provided in Section 4.1 of this Agreement.  However, upon surrender of such ABI Certificate, both the JBI Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such ABI Certificate.  No holder of shares of ABI Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the JBI Common Stock with a record date before the Effective Time of the Merger.

4.3         Identity of Recipient of JBI Common Stock.  In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of ABI Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of JBI that such tax has been paid or is not applicable.

4.4         Lost or Stolen Certificates.  If any holder of ABI Common Stock convertible into the right to receive shares of JBI Common Stock is unable to deliver the ABI Certificate that represents ABI Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of JBI Common Stock to which the holder is entitled for such shares upon presentation of the following:  (a) evidence to the reasonable satisfaction of JBI that any such ABI Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by JBI to indemnify and hold JBI and the Exchange Agent harmless; and (c) evidence satisfactory to JBI that such person is the owner of the shares theretofore represented by each ABI Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such ABI Certificate for exchange pursuant to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ABI

ABI hereby represents and warrants to JBI as follows:

5.1         Corporate Organization, Standing and Power.  ABI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities.  ABI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.  ABI has delivered to JBI complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2         Authority; No Breach By Agreement.

(a)           ABI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein.  The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of ABI, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of ABI Common Stock.  Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of ABI, enforceable against ABI in accordance with its terms.

(b)           Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by ABI, nor the consummation by ABI of the transactions provided for herein, nor compliance by ABI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ABI’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any ABI Subsidiary, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ABI Company under, any Contract or Permit of any ABI Company, or (iii) subject to receipt of the requisite Consents and approvals referred to in this Agreement, violate or conflict with any Law or Order applicable to any ABI Company or any of their respective Assets.  For each Contract or Permit for which a Consent is required, Schedule 5.2(b) describes any advance notice to be made and any fee required to be paid in connection with obtaining the Consent.

(c)           Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of ABI of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ABI of the Merger and the other transactions provided for in this Agreement.

5.3         Capital Stock.

(a)           The authorized capital stock of ABI consists solely of 2,000,000 shares of ABI Preferred Stock, none of which are outstanding, and 10,000,000 shares of ABI Common Stock, of which 1,247,516 shares are issued and outstanding (none of which is held in the treasury of ABI).  All of the issued and outstanding shares of ABI Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the shares of capital stock, options, or other securities of ABI has been issued in violation of the Securities Laws, any state securities laws or any preemptive rights of the current or past stockholders of ABI.

(b)           There are no shares of capital stock or other equity securities of ABI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of ABI or contracts, commitments, understandings or arrangements by which ABI is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.  ABI has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

5.4         ABI Subsidiaries.

(a)           The ABI Subsidiaries include (i) Atlantic BancGroup Statutory Trust I, a Delaware statutory trust, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (ii) ABI Bank, a Florida, FDIC-insured, non-member banking corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida.  Additionally, ABI Bank has three (3) wholly-owned subsidiaries: S. PT. Properties, Inc., a Florida corporation, Parman Place, Inc., a Florida corporation, and East Arlington, Inc., a Florida corporation.  Each of the ABI Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted.  Each ABI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

(b)           The authorized, issued and outstanding capital stock of each ABI Subsidiary, including without limitation ABI Bank, is set forth on Schedule 5.4(b).  ABI or ABI Bank owns all of the issued and outstanding shares of capital stock of each ABI Subsidiary.  None of the shares of capital stock or other securities of any ABI Subsidiary has been issued in violation of the Securities Laws, any state securities laws or any preemptive rights.  No equity securities of any ABI Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any ABI Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any ABI Company is or may be bound to transfer any shares of the capital stock of any ABI Subsidiary.  There are no Contracts relating to the rights of any ABI Company to vote or to dispose of any shares of the capital stock of any ABI Subsidiary.  All of the shares of capital stock of each ABI Subsidiary held by an ABI Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the ABI Company free and clear of any Lien.  No ABI Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.  For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any ABI Company that is a limited liability company.

(c)           The minute books of ABI, ABI Bank and each ABI Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective stockholders and Boards of Directors (including all committees thereof), since January 1, 2004 (or since such entity’s formation, if later), and have been provided or made available to JBI, provided that specific resolutions and minutes in respect of the proposed affiliation of ABI with JBI or other entities have not been included in such materials provided to JBI.

(d)           None of the ABI Companies has or is currently engaged in any activities that are not permissible under the BHC Act for a bank holding company.

(e)           Except as set forth on Schedule 5.4(e), no ABI Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws.  All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including without limitation the Securities Laws, state securities laws, and all state and federal banking laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act and regulations promulgated thereunder.  There has been no misrepresentation or omission of a material fact by any ABI Company and/or their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

5.5         Reports and Financial Statements.  Since its formation, each ABI Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, and has paid all fees and assessments due and payable in connection therewith.  As of its respective date, except as set forth on Schedule 5.5, each of such reports and documents, including the ABI Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation the Securities Laws.  As of its respective date, each such report, registration, statement and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  ABI has delivered to JBI all comment letters received by ABI from the staff of the SEC and all responses to such comment letters by or on behalf of ABI. ABI’s principal executive officer and principal financial officer (and ABI’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the 1934 Act thereunder with respect to ABI’s 1934 Act Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither ABI nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Except for ABI Subsidiaries that are registered as a broker, dealer, or investment advisor, no ABI Subsidiary is required to file any 1934 Act Documents. The ABI Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the ABI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with applicable legal and accounting principles and reflect only actual transactions and (ii) have been prepared in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material) and present, or will present, fairly the consolidated financial position of the ABI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the ABI Companies for the periods indicated.  ABI previously has provided to JBI copies of all ABI Call Reports for periods ended prior to the date hereof, and ABI will deliver to JBI promptly copies of all ABI Call Reports prepared subsequent to the date hereof.  The ABI Call Reports have been prepared in material compliance with (A) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (B) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.  Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the ABI Companies, to the Knowledge of any ABI Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any ABI Company, investigation into the business or operations of any ABI Company.  There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any ABI Company.  ABI’s independent public accountants, which have expressed their opinion with respect to the ABI Financial Statements of ABI and its Subsidiaries including those included in ABI’s 1934 Act Documents (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to ABI within the meaning of Regulation S-X, and (iii) with respect to ABI, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. ABI’s directors and executive officers subject to Section 16 of the 1934 Act have complied, in all material respects, with the reporting requirements of Section 16 of the 1934 Act and the regulations promulgated thereunder.

5.6         Absence of Undisclosed Liabilities.  No ABI Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, except Liabilities accrued or reserved against in the consolidated balance sheets of ABI as of December 31, 2009, included in the ABI Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6.  No ABI Company has incurred or paid any Liability since December 31, 2009, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.  Except as disclosed on Schedule 5.6, no ABI Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000.  Schedule 5.6 lists, and ABI has delivered to JBI copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the 1934 Act) effected by ABI or the ABI Subsidiaries other than letters of credit.

5.7         Absence of Certain Changes or Events.  Except as set forth on Schedule 5.7, since December 31, 2009: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of ABI or ABI Bank with any Regulatory Authority, (ii) the ABI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ABI provided in Article 7 of this Agreement, and (iii) to ABI’s Knowledge, no fact or condition exists which ABI believes will cause a Material Adverse Effect on ABI or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

5.8         Tax Matters.

(a)           All Tax returns required to be filed by or on behalf of any of the ABI Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects.  All Taxes shown as due on filed returns have been paid.  There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of ABI or ABI Bank, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on ABI, except as reserved against in the ABI Financial Statements delivered prior to the date of this Agreement.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)           None of the ABI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)           Adequate provision for any Taxes due or to become due for any of the ABI Companies for the period or periods through and including the date of the respective ABI Financial Statements has been made and is reflected on such ABI Financial Statements.

(d)           Any and all deferred Taxes of the ABI Companies have been provided for in accordance with GAAP.

(e)           None of the ABI Companies is responsible for the Taxes of any other Person other than the ABI Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f)            Except as set forth on Schedule 5.8(f), none of the ABI Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g)           There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which ABI, ABI Bank or any ABI Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of ABI immediately preceding the date of this Agreement.

(h)           (i) Proper and accurate amounts have been withheld by the ABI Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws and proper due diligence steps have been taken in connection with back up withholding, (ii) federal, state and local returns have been filed by the ABI Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by ABI in the ABI Financial Statements.

(i)            ABI has delivered or made available to JBI correct and complete copies of all Tax returns filed by ABI and each ABI Subsidiary for each fiscal year ended on and after January 1, 2005.

(j)            No claim has ever been made by an authority in a jurisdiction where any ABI Company does not file a Tax return that such ABI Company may be subject to Taxes by that jurisdiction.

(k)           During the five-year period ending on the date hereof, none of the ABI Companies was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the IRC.

(l)            ABI has not been a United States real property holding corporation within the meaning of IRC Section 897(c)(1)(A)(ii).

(m)          None of the ABI Companies has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the IRC or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of ABI that will be required under applicable tax law to be reported by JBI or any of its Affiliates for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. The net operating losses of the ABI Companies are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the IRC or any other provisions of the IRC or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(n)           None of the ABI Companies are subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority.

(o)           No property owned by the ABI Companies is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the IRC or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the IRC, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the IRC or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(p)           None of the ABI Companies have any “corporate acquisition indebtedness” within the meaning of Section 279 of the IRC.

(q)           ABI has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the IRC.

(r)            ABI has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

5.9         Loan Portfolio; Documentation and Reports.

(a)           (i)           Except as disclosed in Schedule 5.9(a)(i), none of the ABI Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii)           Except as otherwise set forth in Schedule 5.9(a)(ii), none of the ABI Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of ABI or ABI Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(iii)          All of the Loans held by any of the ABI Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and ABI loan policies, except for deviations from such policies that (a) have been approved by current management of ABI, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of ABI management, will not adversely affect the ultimate collectibility of such Loan.

(iv)          Except as set forth in Schedule 5.9(a)(iv), none of the ABI Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by ABI, ABI Bank or any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

(v)           To the Knowledge of the ABI Companies, the allowance for possible loan or credit losses (the “ABI Allowance”) shown on the consolidated balance sheets of ABI included in the most recent ABI Financial Statements dated prior to the date of this Agreement was, and the ABI Allowance shown on the consolidated balance sheets of ABI included in the ABI Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the ABI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the ABI Companies as of the dates thereof.  To the Knowledge of the ABI Companies, the reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and ABI Call Reports were, and the OREO Reserve to be shown on the Financial Statements and ABI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of ABI and ABI Bank as of the dates thereof.  To the Knowledge of the ABI Companies, the reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and ABI Call Reports and the Litigation Reserve to be shown on the Financial Statements and ABI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to ABI, ABI Bank and the ABI Subsidiaries as of the dates thereof.  Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b)         The documentation relating to each Loan made by any ABI Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on ABI.

5.10       Assets; Insurance.  The ABI Companies have marketable title, free and clear of all Liens, to all of their respective Assets.  One of the ABI Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens.  All tangible real and personal properties and Assets used in the businesses of the ABI Companies are usable in the ordinary course of business consistent with ABI’s past practices.  All Assets that are material to ABI’s business on a consolidated basis, held under leases or subleases by any of the ABI Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by ABI or ABI Bank or, to the Knowledge of ABI or ABI Bank, by any other party to the Contract.  Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the ABI Companies or in which any ABI Company has any ownership or leasehold interest.  If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any ABI Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any ABI Company, including the name and other identifying information of each lessee, the terms of lease, the amounts payable by each lessee, and the status of payment under each lease.  None of the ABI Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on ABI.  As to each parcel of real property owned or used by any ABI Company, no ABI Company has received notice of any pending or, to the Knowledge of each of the ABI Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.  The Assets of the ABI Companies include all assets required to operate the business of the ABI Companies as now conducted.  The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the ABI Companies provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the ABI Companies is a named insured are reasonably sufficient.  Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the ABI Companies, and ABI has provided true and correct copies of each such policy to JBI.  Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds since January 1, 2005, and no ABI Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11       Environmental Matters.

(a)           Each ABI Company, its Participation Facilities and, to ABI’s Knowledge its Loan Properties, are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

(b)           There is no Litigation pending or, to the Knowledge of ABI and ABI Bank, threatened before any court, governmental agency or authority or other forum in which any ABI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any ABI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

(c)           There is no Litigation pending or, to the Knowledge of ABI and ABI Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or ABI with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

(d)           To the Knowledge of ABI and ABI Bank, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

(e)           During the period of (i) any ABI Company’s ownership or operation of any of its respective current properties, (ii) any ABI Company’s participation in the management of any Participation Facility or (iii) any ABI Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties as to subparagraphs (e)(i) and (e)(ii) and, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties referenced in subparagraph (e)(iii), except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.  Prior to the period of (i) any ABI Company’s ownership or operation of any of its respective current properties, (ii) any ABI Company’s participation in the management of any Participation Facility, or (iii) any ABI Company’s holding of a security interest in a Loan Property, to the Knowledge of ABI and ABI Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

5.12       Compliance with Laws.  ABI is duly registered as a bank holding company under the BHC Act.  Each ABI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, and there has occurred no Default under any such Permit except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.  Except as set forth on Schedule 5.12, each of the ABI Companies:

(a)           is and has been in compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI; and

(b)           has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ABI Company is not, or suggesting that any ABI Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any ABI Company, or suggesting that any ABI Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any ABI Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, ABI Bank is and has been in compliance with the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.  ABI Bank has systems and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by ABI Bank.

5.13       Labor Relations; Employees.

(a)           No ABI Company is the subject of any Litigation asserting that it or any other ABI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other ABI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any ABI Company, pending or threatened, nor to its Knowledge, is there any activity involving any ABI Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.  Each ABI Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

(b)           Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the ABI Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2007, 2008, 2009 and 2010.  Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the ABI Companies.

(c)           All of the employees of each of the ABI Companies employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

5.14       Employee Benefit Plans.

(a)           Schedule 5.14(a) lists, and ABI has delivered or made available to JBI prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation agreements, change of control agreements, survivor income agreements, director deferred fee agreements, director retirement agreements, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any ABI Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “ABI Benefit Plans”).  Any of the ABI Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as an “ABI ERISA Plan.”  Each ABI ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as an “ABI Pension Plan.”  No ABI Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)           All ABI Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.  Each ABI ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and ABI is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter.  No ABI Company has engaged in a transaction with respect to any ABI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any ABI Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.  There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any ABI Benefit Plan or any ABI Company with regard to any ABI Benefit Plan, any trust which is a part of any ABI Benefit Plan, and there are no such actions, suits, arbitrations or claims related to any ABI Benefit Plan threatened or pending against any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any ABI Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c)           There is no ABI ERISA Plan which is a defined benefit pension plan subject to Section 412 of the IRC.

(d)           No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any ABI Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate.  No ABI Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any ABI Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e)           Except for obligations under change in control agreements and salary continuation plans previously disclosed to JBI, no ABI Company has any obligations for retiree health and life benefits under any of the ABI Benefit Plans, and there are no restrictions on the rights of such ABI Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on ABI.

(f)            Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any ABI Company under any ABI Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any ABI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)           Schedule 5.14(g) sets forth all of the change of control agreements, salary continuation agreements, director retirement agreements and executive indexed retirement agreements, to which ABI is a party, all of which shall be terminated prior to the Effective Time in accordance with Section 9.2(h). ABI has provided to JBI, concurrently herewith, true and complete copies of the consents to termination from each of the counterparties to such Contracts, each effective at Closing. Such consents have not been withdrawn or amended in any way, and are enforceable by the parties thereto in accordance with their terms. For each such scheduled agreement, Section 9.2(h) identifies the participant(s) and the accrued benefit(s) due to such participant(s) upon effectiveness of such consent, if any (in each case taking into account the terms of the agreement as modified by the terms of the consent and by applicable Law (including FDIC Rule § 359.1)).

(h)           With respect to all ABI Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract.  All contributions made or required to be made under any ABI Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of ABI.

5.15       Material Contracts.  Except as set forth on Schedule 5.15, none of the ABI Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied):  (i) any employment, severance, termination, consulting, retirement or similar Contract with any Person; (ii) any Contract relating to the borrowing of money by any ABI Company or the guarantee by any ABI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the ABI Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the ABI Companies, any member of the immediate family of the foregoing or, to the Knowledge of ABI, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the ABI Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any ABI Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the ABI Companies, except as issued in the ordinary course of business with respect to routine matters; (ix) any Contract that grants another party the exclusive right to provide a service to an ABI Company; (x) any Contract that is not terminable by either party thereto upon less than thirty (30) days’ prior notice; or (xi) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the ABI Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “ABI Contracts”).  ABI has delivered or made available to JBI correct and complete copies of all ABI Contracts.  Each of the ABI Contracts is in full force and effect, and none of the ABI Companies is in Default under any ABI Contract.  All of the indebtedness of any ABI Company for money borrowed is prepayable at any time by such ABI Company without penalty or premium, except as set forth in Schedule 5.15.  The ABI Contracts set forth on Schedule 5.15 shall be arranged by reference to the applicable subsection of Section 5.15.

5.16       Legal Proceedings.  Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of ABI or ABI Bank, threatened (or unasserted but considered probable of assertion) against any ABI Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of ABI or ABI Bank, threatened against any ABI Company.  No ABI Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, litigation, investigation or proceeding which, if determined adversely to any ABI Company, would have a Material Adverse Effect on such ABI Company or would materially restrict the right of any ABI Company to carry on its businesses as presently conducted.

5.17       [Intentionally Omitted]

5.18       Statements True and Correct.  Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any ABI Company or any Affiliate thereof to JBI pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by any ABI Company or any Affiliate thereof for inclusion in the documents to be prepared by JBI in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of JBI registering the shares of JBI Common Stock to be offered to the holders of ABI Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meetings of stockholders to which the Proxy Statement/Prospectus relate, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of JBI or ABI, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that any ABI Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19       Tax and Regulatory Matters.  No ABI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).

5.20       Offices.  The headquarters of each ABI Company and each other office, branch or facility maintained and operated by each ABI Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20.  None of the ABI Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location, except as set forth on Schedule 5.20.

5.21       Data Processing Systems.  The electronic data processing systems and similar systems utilized in processing the work of each of the ABI Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the ABI Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of JBI or JBI’s third party provider.

5.22       Intellectual Property.  Each of the ABI Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the ABI Companies has received any notice of conflict with respect thereto that asserts the rights of others. The ABI Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.  Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the ABI Companies.  Each of the ABI Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third parties.  No ABI Company is obligated to pay any recurring royalties to any Person with respect to any intellectual property. ABI has no Contracts with its directors, officers, or employees which requires such officer, director or employee to assign any interest in any intellectual property to a ABI Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a ABI Company, and no such officer, director or employee is party to any Contract with any Person other than a ABI Company which requires such officer, director or employee to assign any interest in any intellectual property to any Person other than a ABI Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a ABI Company.  No officer, director or employee of any ABI Company is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any ABI Company.

5.23       Administration of Trust Accounts.  ABI Bank does not possess and does not exercise trust powers.

5.24       Advisory Fees.  ABI has retained Allen C. Ewing & Co. (the “ABI Financial Advisor”) to serve as its financial advisor and to opine separately as to the fairness from a financial point of view of the total consideration to be received by the ABI stockholders.  Attached as Schedule 5.24 is a true and accurate copy of the engagement letter entered into by and between ABI and the ABI Financial Advisor, which sets forth the fee (the “Advisory Fee”) to be paid to the ABI Financial Advisor in connection with the Merger.  Other than the ABI Financial Advisor and the Advisory Fee, neither ABI nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement. ABI has terminated the engagement letter with Kendrick Pierce & Co., dated July 1, 2009, and neither ABI nor its successors and assigns has any further obligations (contingent or otherwise) to pay any amount to Kendrick Pierce & Co. (and ABI has obtained a written acknowledgement from Kendrick Pierce & Co. to that effect).

5.25       Regulatory Approvals.  ABI knows of no reason why all requisite Consents of any Regulatory Authorities regarding the Merger or the Bank Merger should not or cannot be obtained.

5.26       Repurchase Agreements; Derivatives Contracts.  With respect to all agreements currently outstanding pursuant to which any ABI Company has purchased securities subject to an agreement to resell, such ABI Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.  With respect to all agreements currently outstanding pursuant to which any ABI Company has sold securities subject to an agreement to repurchase, no ABI Company has pledged collateral in excess of the amount of the debt secured thereby.  No ABI Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.  No ABI Company is a party to, nor has any ABI Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

5.27       Antitakeover Provisions.  Each ABI Company has taken all actions required to exempt such ABI Company, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations (“Takeover Laws”).

5.28       Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of ABI Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the ABI Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present stockholders who own more than 5% of the ABI Common Stock, directors, officers or employees (or their Related Interests) of any ABI Company involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.  ABI has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of ABI, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Schedule 5.9(a)(ii) identifies any loan or extension of credit maintained by ABI to which the second sentence of Section 13(k)(1) of the 1934 Act applies.

5.29       Deposits.  Except as set forth on Schedule 5.29, none of the deposits of ABI Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of ABI Bank represents a deposit of any Affiliate of ABI.

5.30       Accounting Controls.  In the reasonable opinion of management of ABI, each of the ABI Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable ABI Company, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable ABI Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein, and (c) access to the material properties and assets of each of the ABI Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers.

5.31       Deposit Insurance.  The deposit accounts of ABI Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”).  ABI Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

5.32       Registration Obligations.  Neither of ABI or ABI Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

5.33       [Intentionally Omitted].

5.34       Privacy of Customer Information.  ABI Bank is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to JBI and the bank that is the surviving bank pursuant to the Bank Plan of Merger (the “Surviving Bank”).  ABI Bank’s collection and use of such IIPI, the transfer of such IIPI to the Surviving Bank, and the use of such IIPI by the Surviving Bank as contemplated by this Agreement, complies with ABI Bank’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy Laws, and any Contract or industry standard relating to privacy.

5.35       Charter Provisions.  Each ABI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws or other governing instruments of any ABI Company or restrict or impair the ability of JBI or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any ABI Company that may be directly or indirectly acquired or controlled by them.

5.36       Opinion of Financial Advisor.  ABI has received from the ABI Financial Advisor an opinion that, as of the date hereof, the total consideration to the ABI stockholders is fair to the stockholders of ABI from a financial point of view.

5.37       Board Recommendation.  The Board of Directors of ABI, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the ABI’s shareholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of ABI Common Stock approve this Agreement and to call and hold a special meeting of ABI’s shareholders to consider this Agreement.

5.38       Notice of Deadlines.  Schedule 5.38 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which ABI or ABI Bank is a party.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF JBI

JBI hereby represents and warrants to ABI as follows:

6.1         Corporate Organization, Standing and Power.  JBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities.  JBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.  JBI has delivered to ABI complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

6.2         Authority; No Breach By Agreement.

(a)           JBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein.  The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of JBI, subject to the approval of the Stock Purchase and the amendment and restatement of the JBI Articles of Incorporation by the JBI stockholders.  Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of JBI, enforceable against JBI in accordance with its terms.

(b)           Neither the execution and delivery of this Agreement by JBI, nor the consummation by JBI of the transactions provided for herein, nor compliance by JBI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of JBI’s Articles of Incorporation or Bylaws, or the Articles or Certificates of Incorporation or Bylaws of any JBI Subsidiary or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any JBI Company under, any Contract or Permit of any JBI Company, or (iii) subject to receipt of the requisite Consents and approvals referred to in this Agreement, violate or conflict with any Law or Order applicable to any JBI Company or any of their respective Assets.

(c)           Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of JBI of the Stock Purchase and the amendment and restatement of JBI’s Articles of Incorporation, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by JBI of the Merger and the other transactions provided for in this Agreement.

6.3         Capital Stock.

(a)           The authorized capital stock of JBI, as of the date of this Agreement, consists solely of (i) 8,000,000 shares of JBI Common Stock, of which 1,749,526 shares are issued and outstanding (excluding shares of unvested time-based restricted stock and performance-based restricted stock), and (ii) 2,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding.  As of the date hereof, 69,000 shares of JBI Common Stock are issuable upon the exercise of outstanding options to acquire such shares, there are 91,000 shares of unvested time-based and performance-based restricted JBI Common Stock, approximately 249,503 shares of JBI Common Stock are issuable to ABI’s shareholders pursuant to the terms of this Agreement and 160,000 shares of JBI Common Stock have been reserved for issuance upon exercise of stock options with a weighted-average exercise price of $14.52, which have been granted and remain outstanding as of the date hereof.  All of the issued and outstanding shares of JBI Common Stock are, and all of the shares of JBI Common Stock to be issued in exchange for shares of ABI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA.  None of the outstanding shares of JBI Common Stock (or any options or other securities of JBI) has been, and none of the shares of JBI Common Stock to be issued in exchange for shares of ABI Common Stock upon consummation of the Merger will be, issued in violation of the Securities Laws, any state securities laws or any preemptive rights of the current or past stockholders of JBI.

(b)           Other than as set forth in Section 6.3(a) above, there are no shares of capital stock or other equity securities of JBI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of JBI or contracts, commitments, understandings or arrangements by which JBI is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.  JBI has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

6.4         JBI Subsidiaries.  The JBI Subsidiaries include (i) JBI Bank, a Florida, FDIC-insured, non-member banking corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida, (ii) Jacksonville Statutory Trust I, a Delaware statutory trust, (iii) Jacksonville Statutory Trust II, a Delaware statutory trust, and (iv) Jacksonville Bancorp, Inc. Statutory Trust III, a Delaware statutory trust.  Additionally, JBI Bank has two (2) wholly-owned subsidiaries: (i) Fountain Financial, Inc., a Florida corporation and (ii) TJB Properties, LLC, a Florida limited liability company.  Each of the JBI Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted.  Each JBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.

6.5         Reports and Financial Statements.  Since January 1, 2007, or the date of organization or acquisition if later, each JBI Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, and has paid all fees and assessments due and payable in connection therewith.  As of their respective dates, each of such reports and documents, including the JBI Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation the Securities Laws.  As of its respective date, each such report, registration, statement and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  JBI has delivered to ABI all comment letters received by JBI from the staff of the SEC and all responses to such comment letters by or on behalf of JBI. JBI’s principal executive officer and principal financial officer (and JBI’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the 1934 Act thereunder with respect to JBI’s 1934 Act Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither JBI nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Except for JBI Subsidiaries that are registered as a broker, dealer, or investment advisor, no JBI Subsidiary is required to file any 1934 Act Documents. The JBI Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the JBI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with applicable legal and accounting principles and reflect only actual transactions and (ii) have been prepared in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material) and present, or will present, fairly the consolidated financial position of the JBI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the JBI Companies for the periods indicated.  JBI’s independent public accountants, which have expressed their opinion with respect to the JBI Financial Statements of JBI and its Subsidiaries including those included in JBI’s 1934 Act Documents (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to JBI within the meaning of Regulation S-X, and (iii) with respect to JBI, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. JBI’s directors and executive officers subject to Section 16 of the 1934 Act have complied, in all material respects, with the reporting requirements of Section 16 of the 1934 Act and the regulations promulgated thereunder.

6.6         Absence of Undisclosed Liabilities.  No JBI Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI, except Liabilities accrued or reserved against in the consolidated balance sheets of JBI as of December 31, 2009, included in the JBI Financial Statements or reflected in the notes thereto.  No JBI Company has incurred or paid any Liability since December 31, 2009, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.  Except as disclosed on Schedule 6.6, no JBI Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000. Schedule 6.6 lists, and JBI has delivered to ABI copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the 1934 Act) effected by JBI or the JBI Subsidiaries other than letters of credit.

6.7         Absence of Certain Changes or Events.  Since December 31, 2009:  (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of JBI or JBI Bank with any Regulatory Authority, (ii) the JBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of JBI provided in Article 7 of this Agreement, and (iii) to JBI’s Knowledge, no fact or condition exists which JBI believes will cause a Material Adverse Effect on JBI or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

6.8         Tax Matters.

(a)           All Tax returns required to be filed by or on behalf of any of the JBI Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects.  All Taxes shown as due on filed returns have been paid.  There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of JBI or JBI Bank, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on JBI, except as reserved against in the JBI Financial Statements delivered prior to the date of this Agreement.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)           None of the JBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)           Adequate provision for any Taxes due or to become due for any of the JBI Companies for the period or periods through and including the date of the respective JBI Financial Statements has been made and is reflected on such JBI Financial Statements.

(d)           Any and all deferred Taxes of the JBI Companies have been provided for in accordance with GAAP.

(e)           None of the JBI Companies is responsible for the Taxes of any other Person other than the JBI Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f)            Except as set forth on Schedule 6.8(f), none of the JBI Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g)           There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which JBI, JBI Bank or any JBI Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of JBI immediately preceding the date of this Agreement.

(h)           (i) Proper and accurate amounts have been withheld by the JBI Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws and proper due diligence steps have been taken in connection with back up withholding, (ii) federal, state and local returns have been filed by the JBI Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by JBI in the JBI Financial Statements.

(i)            JBI has delivered or made available to ABI correct and complete copies of all Tax returns filed by JBI and each JBI Subsidiary for each fiscal year ended on and after January 1, 2005.

(j)            No claim has ever been made by an authority in a jurisdiction where any JBI Company does not file a Tax return that such JBI Company may be subject to Taxes by that jurisdiction.

(k)           During the five-year period ending on the date hereof, none of the JBI Companies was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the IRC.

(l)            JBI has not been a United States real property holding corporation within the meaning of IRC Section 897(c)(1)(A)(ii).

(m)          None of the JBI Companies has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the IRC or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the JBI Companies are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the IRC or any other provisions of the IRC or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(n)           None of the JBI Companies are subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority.

(o)           No property owned by the JBI Companies is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the IRC or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the IRC, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the IRC or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(p)           None of the JBI Companies have any “corporate acquisition indebtedness” within the meaning of Section 279 of the IRC.

(q)           JBI has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the IRC.

(r)           JBI has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

6.9         Environmental Matters.

(a)           Each JBI Company, its Participation Facilities and, to JBI’s Knowledge its Loan Properties, are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.

(b)           There is no Litigation pending or, to the Knowledge of JBI and JBI Bank, threatened before any court, governmental agency or authority or other forum in which any JBI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any JBI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.

(c)           There is no Litigation pending or, to the Knowledge of JBI and JBI Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or JBI with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.

(d)           To the Knowledge of JBI and JBI Bank, there is no reasonable basis for any Litigation of a type described in subsections 6.9(b) or 6.9(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.

(e)           During the period of (i) any JBI Company’s ownership or operation of any of its respective current properties, (ii) any JBI Company’s participation in the management of any Participation Facility or (iii) any JBI Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties as to subparagraphs (e)(i) and (e)(ii) and, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties referenced in subparagraph (e)(iii), except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.  Prior to the period of (i) any JBI Company’s ownership or operation of any of its respective current properties, (ii) any JBI Company’s participation in the management of any Participation Facility, or (iii) any JBI Company’s holding of a security interest in a Loan Property, to the Knowledge of JBI and JBI Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.

6.10       Compliance with Laws.  JBI is duly registered as a bank holding company under the BHC Act.  Each JBI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI, and there has occurred no Default under any such Permit, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.  Each of the JBI Companies:

(a)           is and has been in compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business, except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI; and

(b)           has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof, other than (x) the Memorandum of Understanding among JBI Bank, the FDIC and the Florida Division of Financial Institutions, Office of Financial Regulation or their delegees (the “MOU”), and (y) resolutions adopted by the JBI Board on October 28, 2008 at the request of the Board of Governors of Federal Reserve System or its delegee (the “Resolutions”), (i) asserting that any JBI Company is not, or suggesting that any JBI Company may not be,  in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any JBI Company, or suggesting that any JBI Company may be required,  to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) materially directing, restricting or limiting, or purporting to materially direct, restrict or limit in any manner the operations of any JBI Company,  including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies, or management or business.

Without limiting the foregoing, JBI Bank is and has been in compliance with the Bank Secrecy Act, the USA Patriot Act, the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.  JBI Bank has systems and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by JBI Bank.

6.11       Labor Relations; Employees.  No JBI Company is the subject of any Litigation asserting that it or any other JBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other JBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any JBI Company, pending or threatened, nor to its Knowledge, is there any activity involving any JBI Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.  Each JBI Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.

6.12       Legal Proceedings.  Except as set forth on Schedule 6.12, there is no Litigation instituted or pending, or, to the Knowledge of JBI or JBI Bank, threatened (or unasserted but considered probable of assertion) against any JBI Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of JBI or JBI Bank, threatened against any JBI Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on JBI.  Other than the MOU and the Resolutions, no JBI Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, litigation, investigation or proceeding which, if determined adversely to any JBI Company, would have a Material Adverse Effect on such JBI Company or would materially restrict the right of any JBI Company to carry on its businesses as presently conducted.

6.13       Statements True and Correct.  Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any JBI Company or any Affiliate thereof to ABI pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by any JBI Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to ABI’s stockholders in connection with the ABI Stockholders’ Meeting, and any other documents to be prepared or filed by a JBI Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, including without limitation (i) documents to be filed with the SEC, including without limitation the S-4 Registration Statement and the Proxy Statement/Prospectus; (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meetings of stockholders to which the Proxy Statement/Prospectus relate, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of JBI or ABI, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that any JBI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.14       Tax and Regulatory Matters.  No JBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.

6.15       Administration of Trust Accounts.  JBI Bank does not possess and does not exercise trust powers.

6.16       Brokers Fees.  Except as described on Schedule 6.16, neither JBI nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

6.17       Regulatory Approvals.  JBI knows of no reason why all requisite Consents of any Regulatory Authorities regarding the Merger or the Bank Merger should not or cannot be obtained.

6.18       Accounting Controls.  In the reasonable opinion of management of JBI, each of the JBI Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable JBI Company, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable JBI Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein, and (c) access to the material properties and assets of each of the JBI Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers.

6.19       Charter Provisions.  Each JBI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws or other governing instruments of any JBI Company or restrict or impair the ability of ABI or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any JBI Company that may be directly or indirectly acquired or controlled by them.

6.20       Board Recommendation.  The Board of Directors of JBI, at a meeting duly called and held, has by majority vote of the directors present determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the JBI’s shareholders.

ARTICLE VII
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1         Covenants of Both Parties.

(a)           Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party, until the earlier of the Effective Date or the termination of this Agreement, shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles and consistent with all the requirements of Regulatory Authorities, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, and (iv) cooperate with JBI and its representatives to facilitate the conversion of systems and internal controls, to train ABI Bank employees in the policies, methods and practices utilized by JBI and JBI Bank, and adopt and implement changes to ABI and ABI Bank’s internal controls, policies and procedures in anticipation of the Effective Time and the Bank Merger and consistent with requirements of Regulatory Authorities.

(b)           During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of JBI and ABI shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations.  Each of JBI and ABI shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request.  Each of JBI and ABI shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of JBI and ABI shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2         Covenants of ABI.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ABI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of JBI, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:

(i)           amend the Articles of Incorporation, Bylaws or other governing instruments of any ABI Company; or

(ii)           incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of ABI Subsidiaries consistent with past practices (which shall include, for ABI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any ABI Company of any Lien or permit any such Lien to exist; or

(iii)          repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ABI Company, or declare or pay any dividend or make any other distribution in respect of ABI’s capital stock; or

(iv)          except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ABI Common Stock or any other capital stock of any ABI Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v)          adjust, split, combine or reclassify any capital stock of any ABI Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any ABI Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi)         acquire any direct or indirect equity interest in any Person, other than in connection with (a) foreclosures in the ordinary course of business and (b) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(vii)        grant any increase in compensation or benefits to the directors, officers or employees of any ABI Company, except in accordance with past practices; pay any bonus except as set forth on Schedule 5.14(a) or in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the ABI Board prior to the date of this Agreement; or except as provided in this Agreement, enter into or amend any severance or change in control agreements with directors, officers or employees of any ABI Company; or

(viii)       enter into or amend any employment Contract between any ABI Company and any Person (unless such amendment is required by Law) that the ABI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(ix)          adopt any new employee benefit plan of any ABI Company or make any material change in or to any existing employee benefit plans of any ABI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x)           make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi)          (a) commence any Litigation other than in accordance with past practice, (b) settle any Litigation involving any Liability of any ABI Company for material money damages or restrictions upon the operations of any ABI Company, or (c) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii)         enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii)        fail to file timely any report required to be filed by it with any Regulatory Authority, including the SEC; or

(xiv)        make any Loan or advance to any 5% stockholder, director or officer of ABI or any of the ABI Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of ABI or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(xiv) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance; or

(xv)         cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any ABI Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of ABI or any of its Subsidiaries) of any of the foregoing; or

(xvi)        enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any ABI Company or any member of the immediate family of the foregoing, or any Related Interest (Known to ABI or any of its Subsidiaries) of any of the foregoing; or

(xvii)       modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration and except as expressly provided in this Agreement; or

(xviii)      file any application to relocate or terminate the operations of any banking office; or

(xix)         except in accordance with applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx)          intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(xxi)         take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, and ABI shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or

(xxii)        make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any ABI Company more than an aggregate of $3,000,000 of secured indebtedness or more than $300,000 of unsecured indebtedness; or

(xxiii)      increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with ABI and ABI Bank’s past policies; or

(xxiv)      purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of ABI with a Designated Representative of JBI), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

(xxv)       except for residential real property owned by and reflected on the books of ABI or ABI Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or

(xxvi)      make or commit to make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $100,000.

7.3         Covenants of JBI.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, JBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ABI, which consent shall not be unreasonably withheld:

(i)       adjust, split, combine or reclassify any capital stock of any JBI Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any JBI Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(ii)      acquire any direct or indirect equity interest in any Person, other than in connection with (a) foreclosures in the ordinary course of business and (b) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(iii)     make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(iv)     intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(v)      take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, and JBI shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or

(vi)           fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(vii)          take any action that would cause the JBI Common Stock to cease to be traded on the NASDAQ or another national securities exchange; provided, however, that any action or transaction in which the JBI Common Stock is converted into cash or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(vii).

7.4         Adverse Changes in Condition.  Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5         Reports.  Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and each Party shall deliver to the other Party copies of all such reports filed by such Party or its Subsidiaries promptly after the same are filed. If financial statements are contained in any such reports filed under the 1934 Act or with any other Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed under the 1934 Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

7.6         Acquisition Proposals.

(a)           ABI shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, furnish information, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the ABI Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), ABI receives an Acquisition Proposal from any Person that in the good faith judgment of the ABI Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, ABI may (x) furnish information (including non-public information) with respect to ABI to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the confidentiality agreement between JBI and ABI, dated September 10, 2009 (the “Confidentiality Agreement”), provided that, contemporaneously with furnishing any such nonpublic information, ABI furnishes such nonpublic information to JBI (to the extent such nonpublic information has not been previously furnished by ABI to JBI), and (y) participate in negotiations with such Person regarding such Acquisition Proposal, if, in each case, the ABI Board determines in good faith, after consultation with counsel, that failure to do so would likely result in a violation of its fiduciary duties under applicable Law.

(b)           Except as set forth in Section 10.1(l), neither the ABI Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to JBI, the approval or recommendation by the ABI Board or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit ABI or any of its Subsidiaries to enter into any Acquisition Agreement.

(c)           ABI agrees that it and its Subsidiaries shall, and ABI shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal.  ABI agrees that it will notify JBI promptly (but no later than 24 hours after) if, to ABI’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, ABI, its Subsidiaries, or their officers, directors, employees, representatives or agents.  The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter ABI shall keep JBI informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.  ABI also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.7         NASDAQ Qualification.  JBI shall, prior to the Effective Time, take commercially reasonable steps to ensure that all JBI Common Stock to be issued in the Merger is approved for listing on the Nasdaq Global Market.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1         Regulatory Matters.

(a)           JBI shall promptly prepare and file (but in any event prior to the 60th day following the date of this Agreement) the S-4 Registration Statement with the SEC after the date hereof.  JBI shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing.  Once the S-4 Registration Statement has been declared effective by the SEC, (i) ABI shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger, and (ii) JBI shall mail a Proxy Statment to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Stock Purchase and the amendment and restatement of JBI’s Articles of Incorporation.  JBI shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transaction provided for in this Agreement, and ABI shall furnish all information concerning ABI and the holders of ABI Common Stock as may be reasonably requested in connection with any such action.  If at any time prior to the Effective Time of the Merger ABI becomes aware of an event that should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, ABI shall promptly inform JBI of the event and ABI shall cooperate and assist JBI in preparing such amendment or supplement and mailing the same to the stockholders of ABI.

(b)           The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file (but in any event prior to the 60th day following the date of this Agreement) all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement.  JBI and ABI shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to JBI or ABI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement.  In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable.  The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c)           JBI and ABI shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of JBI, ABI or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement and also will provide to the other all applications filed with each of the Regulatory Authorities, as well as correspondence to and from the Regulatory Authorities relating to such applications.

(d)           JBI will indemnify and hold harmless ABI and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse ABI, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any JBI Company.

(e)           ABI will indemnify and hold harmless JBI and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse JBI, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any ABI Company.

8.2         Access to Information.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, JBI and ABI shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access to all its properties, books, contracts, commitments and records and, during such period, each of JBI and ABI shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) other information concerning its business, properties and personnel as the other party may reasonably request.

(b)           All information furnished by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or its representatives pursuant hereto shall be treated as the sole property of the Disclosing Party and, if the Merger shall not occur, the Receiving Party and its representatives shall return to the Disclosing Party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information.  The Receiving Party shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose.  The obligation to keep such information confidential shall continue after the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Receiving Party’s possession prior to the disclosure thereof by the Disclosing Party; (y) was then generally known to the public; or (z) was disclosed to the Receiving Party by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c)           No investigation by either of the Parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

8.3         Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each of ABI and JBI shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.

8.4         Stockholders’ Meetings.

8.4.1      ABI Stockholders’ Meeting.  ABI shall call a meeting of its stockholders (the “ABI Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate.  ABI shall use commercially reasonable efforts to hold the ABI Stockholders’ Meeting on the same day as the JBI Stockholders’ Meeting (as defined below).  In connection with the ABI Stockholders’ Meeting, (a) ABI shall prepare a notice of meeting; (b) JBI shall furnish all information concerning it that ABI may reasonably request in connection with conducting the ABI Stockholders’ Meeting; (c) JBI shall prepare and furnish to ABI, for printing, copying and for distribution to ABI’s stockholders at ABI’s expense, the form of the Proxy Statement/Prospectus; (d) ABI shall furnish all information concerning it that JBI may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(l) of this Agreement, the ABI Board shall recommend to its stockholders the approval of this Agreement; and (f) ABI shall use its best efforts to obtain its stockholders’ approval.  The Parties will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to ABI’s stockholders.  ABI will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.

8.4.2      JBI Stockholders’ Meeting.  JBI shall call a meeting of its stockholders (the “JBI Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon the Stock Purchase, the amendment and restatement of its Articles of Incorporation and such other related matters as it deems appropriate.  JBI shall use commercially reasonable efforts to hold the JBI Stockholders’ Meeting on the same day as the ABI Stockholders’ Meeting.  In connection with the JBI Stockholders’ Meeting, (a) JBI shall prepare a notice of meeting; (b) ABI shall furnish all information concerning it that JBI may reasonably request in connection with conducting the JBI Stockholders’ Meeting; (c) JBI shall prepare at JBI’s expense, the form of the Proxy Statement; (d) JBI shall recommend to its stockholders the approval of the Stock Purchase and the amendment and restatement of its Articles of Incorporation; and (e) JBI shall use its best efforts to obtain its stockholders’ approval.  The Parties will consult with one another on the form and content of the Proxy Statement (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to JBI’s stockholders.  JBI will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.

8.5         Certificate of Objections.  As soon as practicable (but in no event more than three (3) business days) after the ABI Stockholders’ Meeting, ABI shall deliver to JBI a certificate of the Secretary of ABI containing the names of the stockholders of ABI that both (a) gave written notice prior to the taking of the vote on this Agreement at the ABI Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”).  The Certificate of Objections shall include the number of shares of ABI Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6         Publicity.  Neither JBI nor ABI shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.

8.7         Expenses.  All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of ABI and the ABI Companies, shall be paid by the party incurring such costs and expenses.  Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any advisory fee or payment incurred by such Party.  Nothing contained herein shall limit either Party’s rights to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8         Failure to Close.

(a)           JBI expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b)           Subject to its rights and obligations upon receipt of an Acquisition Proposal as provided in, and subject to the conditions of, Section 7.6 hereof, ABI expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9         Fairness Opinion.  ABI may elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to JBI. Prior to the Closing, ABI shall provide a true and complete copy of any fairness opinion rendered by the ABI Financial Advisor to ABI or the ABI Board.

8.10       Tax Treatment.  Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11       Agreement of Affiliates.  ABI has caused each Person who (i) is an “affiliate” (for purposes of Rule 144 promulgated under the Securities Act) of ABI as of the date of this Agreement, and (ii) will become an “affiliate” (for purposes of Rule 144) of JBI as of the Effective time, to deliver to JBI as of the date of this Agreement a written agreement substantially in the form of Exhibit B providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of JBI Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and JBI shall be entitled to place restrictive legends upon certificates for shares of JBI Common Stock issued to such Person pursuant to this Agreement to enforce the provisions of this Section 8.11).  JBI shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of JBI Common Stock by such affiliates.

8.12       Environmental Audit; Title Policy; Survey.

(a)           At the election of JBI, JBI may, at its expense, procure, with respect to each parcel of real property that any of the ABI Companies owns, leases, subleases or is obligated to purchase, within thirty (30) days of the date hereof, whatever environmental audits JBI may deem necessary or appropriate, which audits shall be conducted by a firm reasonably acceptable to ABI.

(b)           At the election of JBI, JBI may, at its expense, with respect to each parcel of real property that ABI or ABI Bank owns, leases, subleases or is obligated to purchase, procure, within thirty (30) days of the date hereof, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to JBI, which commitment shall be free of all material Liens and exceptions to JBI’s reasonable satisfaction.

(c)           At the election of JBI, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, JBI may, at its expense, procure, within thirty (30) days of the date hereof, a survey of such real property, which survey shall be reasonably acceptable to JBI and shall be prepared by a licensed surveyor reasonably acceptable to JBI and ABI, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, ABI shall deliver to JBI a complete legal description for each parcel of real estate or interest owned, leased or subleased by any ABI Company or in which any ABI Company has any ownership or leasehold interest.

8.13       Compliance Matters.  Prior to the Effective Time, each Party shall take, or cause to be taken, all commercially reasonable steps requested by the other Party to cure any deficiencies in regulatory compliance by such Party; provided, however, that neither Party shall be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to the other Party, and shall not have any liability resulting from such deficiencies or attempts to cure them.

8.14       Subsequent Filings.  Until the Effective Time, ABI shall timely file with the SEC each form, report and document required to be filed by ABI under the 1934 Act and will promptly deliver to JBI copies of each such form, report and document. As of their respective dates, none of such forms, reports and documents shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of ABI included in such forms, reports and documents shall be prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of ABI and its Subsidiaries as of their respective dates, and the consolidated income, shareholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments).

8.15       Fixed Asset Inventory.  At JBI’s request, at least thirty (30) days prior to the Effective Time, ABI shall take, or shall cause to be taken, an inventory of all fixed assets of the ABI Companies to verify the presence of all items listed on their respective depreciation schedules, and ABI shall allow JBI’s representatives, at the election of JBI, to participate in or be present for such inventory and shall deliver to JBI copies of all records and reports produced in connection with such inventory.

8.16       Director’s and Officer’s Indemnification.

(a)           After the Effective Time and for a period concurrent with the applicable statute of limitations, JBI shall indemnify each director and executive officer of ABI (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the maximum extent permitted under the FBCA.

(b)           Any Indemnified Party wishing to claim indemnification under Section 8.16(a) above, upon learning of any such liability or litigation, shall promptly notify JBI thereof.  In the event of any claim or litigation that may give rise to indemnity obligations on the part of JBI (whether arising before or after the Effective Time), (i) JBI shall have the right to assume the defense thereof, and JBI shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if JBI elects not to assume such defense, or if counsel for the Indemnified Party advises in good faith that there are substantive issues that raise conflicts of interest between JBI and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and JBI shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that JBI shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such litigation; and (iii) JBI shall not be liable for any settlement effected without its prior written consent; and provided further, that JBI shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

(c)           JBI shall cause the persons serving as officers or directors of ABI or any ABI Subsidiary to be covered for a period from the Effective Time until four years thereafter by a directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time with limits comparable to those contained in the policy now maintained by ABI and ABI Bank.  It shall be the responsibility of ABI and ABI Bank to maintain such coverage until the Effective Time.  JBI shall continue to provide indemnification, supported by a policy of directors’ and officers’ liability insurance, to such persons who continue after the Effective Time as officers and directors of ABI Bank to the same extent JBI provides such indemnification to the directors and officers of the JBI Companies.

If JBI or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of JBI shall assume the obligations set forth in this Section 8.16.

8.17       Employee Matters.

(a)           From and after the Effective Time, JBI shall provide the employees of the ABI Companies as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially equivalent to those provided to similarly situated employees of the JBI Companies.

(b)           From and after the Effective Time, JBI shall (i) provide all Covered Employees service credit for purposes of eligibility, participation, vesting and levels of benefits (excluding benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by any of the JBI Companies in which Covered Employees are eligible to participate, for all periods of employment with any ABI Companies prior to the Effective Time, (ii) use its best efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of any of the JBI Companies to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of any of the JBI Companies) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of any of the JBI Companies).

(c)           From and after the Effective Time, JBI shall honor all accrued and vested benefit obligations to and contractual rights of current and former employees of any ABI Companies under the ABI benefit plans.

8.18       Via Mare Sale.  If before the Effective Time, ABI sells the promissory note and related mortgage encumbering the Via Mare property for cash, on an “as-is, where-is” basis, without recourse and with no indemnity or other continuing obligation for ABI or its Affiliates (the “Via Mare Sale”), then at the Effective Time, each holder of ABI Common Stock immediately prior to the Effective Time shall be entitled to receive in cash its pro rata share of the net proceeds from the Via Mare Sale, based upon the total number of outstanding shares of ABI Common Stock immediately prior to the Effective Time.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1         Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a)           Stockholder Approval.  The stockholders of ABI shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments.  The stockholders of JBI shall have approved the Stock Purchase and the amendment and restatement of JBI’s Articles of Incorporation by the requisite vote.  JBI and ABI shall have furnished to each other certified copies of resolutions duly adopted by their stockholders evidencing the same.

(b)           Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired.  No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

(c)           Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.  No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d)           Legal Proceedings.  No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement.  No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the JBI Board or the ABI Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e)           Tax Opinion.  ABI and JBI shall have received a written opinion from McGuireWoods LLP in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of ABI Common Stock for JBI Common Stock will not give rise to gain or loss to the stockholders of ABI with respect to such exchange (except to the extent of any cash received), and (iii) neither ABI nor JBI will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC).  In rendering such Tax Opinion, McGuireWoods LLP shall be entitled to rely upon representations of officers of ABI and JBI reasonably satisfactory in form and substance to such counsel.

(f)            S-4 Registration Statement Effective.  The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC.  JBI shall have received all state securities Laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the JBI Common Stock pursuant to the terms of this Agreement.

(g)           Stock Purchase Agreement.  The conditions set forth in Article IV of the Stock Purchase Agreement (other than Section 4.06 thereof) shall have been satisfied and the Purchase Price (as defined in the Stock Purchase Agreement) for the shares of JBI Common Stock to be issued thereunder shall be not less than $10.00 per share, except as a result of adjustments pursuant to Section 3.2 hereof and/or Section 1.04 of the Stock Purchase Agreement.  If, prior to Closing, JBI proposes to amend the Stock Purchase Agreement to accept a purchase price of less than $10.00 per share, except as a result of adjustments pursuant to Section 3.2 hereof and/or Section 1.04 of the Stock Purchase Agreement, JBI shall so notify ABI in writing setting forth such proposed change to such Purchase Price.  ABI shall then have three (3) Business Days following the day it receives such notice to reject the proposed change.  If ABI rejects the proposed change in writing delivered to JBI within such three (3) Business Days, then this Agreement may be terminated under Section 10.1(h) hereof without liability to any Person hereunder or under the Stock Purchase Agreement.  If ABI does not give timely notice of rejection, then the $10.00 purchase price contained in the first sentence of this subsection shall be amended to the purchase price proposed by JBI in its written notice to ABI.  Thereafter, JBI shall give notice as provided herein to ABI of any further proposed reductions (except as a result of adjustments pursuant to Section 3.2 hereof and/or Section 1.04 of the Stock Purchase Agreement), if any, in the purchase price under the Stock Purchase Agreement and ABI shall have the right to reject any such further reductions in accordance with the procedures provided herein.

(h)           Funds Availability.   CapGen shall have sent a notice to its investors to call the funds required to close the Investment contemplated in the Stock Purchase Agreement and shall have notified JBI and ABI that it has received all funds necessary to complete the Investment contemplated in the Stock Purchase Agreement.   The other Investors shall have also notified JBI and ABI that they have received all funds necessary to complete the Stock Purchase.

9.2         Conditions to Obligations of JBI.  The obligations of JBI to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by JBI pursuant to subsection 11.4(a) of this Agreement:

(a)           Representations and Warranties.  The representations and warranties of ABI set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b)           Performance of Obligations.  Each and all of the agreements, obligations  and covenants of ABI to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Certificates.  ABI shall have delivered to JBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chairman and its chief executive officer, to the effect that the conditions to JBI’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ABI Board and the ABI stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as JBI and its counsel shall request.

(d)           Net Worth and Capital Requirements.  Immediately prior to the Effective Time, ABI and its Subsidiaries shall have a minimum consolidated net worth of at least $7 million, excluding the value of any write-downs that are agreed upon by the Parties in writing prior to the Merger.  For purposes of this Section 9.2(d), “net worth” shall be determined without regard to (i) any unrealized gains or losses of securities classified as “Available for Sale,” and (ii) any payments to be made to executives as provided in Section 9.2(h).

(e)           Audits.  JBI shall have received the audited financial statements of ABI on a consolidated basis as of and for the year ended December 31, 2009 containing an unqualified opinion thereon from Mauldin & Jenkins Certified Public Accountants, LLC, independent certified public accountants.

(f)            Claims Letters.  JBI shall have received, from each Person that has delivered an Affiliate Agreement pursuant to Section 8.11, an executed Claims Letter in substantially the form of Exhibit D.

(g)           Matters Relating to 280G Taxes.  JBI shall be satisfied in its reasonable discretion, either through mutually agreeable pre-Closing amendments or otherwise, that ABI shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any change in control agreements, salary continuation agreements, ABI Benefit Plans, or similar arrangements between an ABI Company and any officers, directors, or employees thereof.

(h)           Matters Relating to Compensation Matters.  There shall be in existence no change in control agreements, salary continuation agreements, director retirement agreements, executive indexed retirement agreements or similar compensation or severance agreements between any ABI Company and any individual.  All such agreements and any similar benefit accrual plans or savings incentive plans (including ABI’s SIMPLE Plan), shall have been terminated within thirty (30) days prior to Closing, with the executives who are parties to the Change in Control Agreements listed on Schedule 9.2(h) having entered into one-year employment agreements or severance agreements providing one-year’s salary with JBI (the terms of each such agreement summarized on such Schedule 9.2(h)).  At the time of termination, all accrued benefits under such agreements or plans shall have been reflected on the books of the appropriate ABI Company.  Notwithstanding the foregoing, any split-dollar life insurance agreements or survivor income agreements in existence between any ABI Company and any individual may remain in effect and are not required to be terminated prior to Closing.

(i)            Regulatory Matters.  Except with respect to the matters addressed in Section 5.12, no agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any ABI Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any ABI Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of JBI, restricts or impairs the conduct of such ABI Company’s business or future prospects.

(j)            Absence of Adverse Facts.  There shall have been no determination by JBI in good faith that any fact, litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of JBI, (i) would have a Material Adverse Effect on, or which is reasonably likely to have a Material Adverse Effect on, ABI or ABI Bank or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by JBI pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of JBI on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(k)           Consents Under Certain Agreements; Termination of Certain Agreements.  ABI shall have obtained the Consent of each Person (other than the Consents of the Regulatory Authorities) whose Consent shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by ABI Bank or any other ABI Subsidiary of, as the case may be, any obligation, right or interest of ABI, ABI Bank or such ABI Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of JBI, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and ABI Bank or the ABI Subsidiary at issue.  Notwithstanding the exception provided in the immediately preceding sentence, ABI shall have obtained each Consent listed in Schedule 9.2(k)(i).  ABI shall have terminated the Contracts listed in Schedule 9.2(k)(ii).

(l)            Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the reasonable judgment of JBI, any material adverse requirement upon JBI or any JBI Subsidiary, including without limitation any requirement that JBI sell or dispose of any significant amount of the assets of ABI, ABI Bank and their respective subsidiaries, or any other JBI Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of ABI, ABI Bank, their respective subsidiaries or any JBI Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(m)          Loan Portfolio.  There shall not have been any material increase since the date of this Agreement in the Loans graded “substandard,” “doubtful” or “loss” required to be described in Schedule 5.9(a)(iv).  Immediately prior to the Effective Time, such loans will total less than $37 million.

(n)           Legal Proceedings.  Except for the matters set forth in Schedule 5.16, provided that there are no further adverse actions or adverse amendments with respect to, or failures to comply with, the matters set forth on Schedule 5.16, no action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any ABI Company and/or their respective officers or directors.

(o)           Deposits.  Immediately prior to the Effective Time, the ABI Bank will have total deposits less deposits represented by certificates of deposit generated for customers located outside of Northeast Florida of at least $150 million.

(p)           Fairness Opinion.  The JBI Financial Advisor shall have issued to the JBI board of directors a written fairness opinion to the effect that the consideration paid to ABI shareholders in the Merger is fair to JBI from a financial point of view; provided, that this condition shall terminate on May 31, 2010.

9.3         Conditions to Obligations of ABI.  The obligations of ABI to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ABI pursuant to subsection 11.4(b) of this Agreement:

(a)           Representations and Warranties.  The representations and warranties of JBI set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b)           Performance of Obligations.  Each and all of the agreements, obligations and covenants of JBI to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Certificates.  JBI shall have delivered to ABI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to ABI’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the JBI Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ABI and its counsel shall request.

(d)           Net Worth and Capital Requirements.  Immediately prior to the Effective Time, JBI and its Subsidiaries shall have a minimum consolidated net worth of at least $25 million.  For purposes of this Section 9.3(d), “net worth” shall be determined without regard to any unrealized gains or losses of securities classified as “Available for Sale.”

(e)           Audits.  ABI shall have received the audited financial statements of JBI on a consolidated basis as of and for the year ended December 31, 2009 containing an unqualified opinion thereon, from Crowe Horwath LLP, independent certified public accountants.

(f)            Matters Relating to 280G Taxes.  ABI shall be satisfied in its reasonable discretion, either through mutually agreeable pre-Closing amendments or otherwise, that JBI shall have taken any and all reasonably necessary steps such that the Merger and the Stock Purchase Agreement will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any change in control agreements, salary continuation agreements, JBI benefit plans, or similar arrangements between a JBI Company and any officers, directors, or employees thereof.

(g)           Matters Relating to Compensation Matters.  The consummation of the transactions contemplated by this Agreement and the Stock Purchase Agreement shall not trigger any change of control provisions set forth in any change in control agreements, salary continuation agreements, severance agreements, or similar compensation agreements between any JBI Company and any individual.

(h)           JBI Common Stock.  The JBI Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Global Market.

(i)            Regulatory Matters.  Except with respect to the matters addressed in Section 6.10, no agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any JBI Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any JBI Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of ABI, restricts or impairs the conduct of such JBI Company’s business or future prospects.

(j)            Fairness Opinion.  The ABI Financial Advisor shall have issued to the ABI board of directors a written fairness opinion to the effect that the consideration to be received by ABI shareholders in the Merger is fair to the ABI shareholders from a financial point of view.

(k)           Absence of Adverse Facts.  There shall have been no determination by ABI in good faith that any fact, litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of ABI, (i) would have a Material Adverse Effect on, or which is reasonably likely to have a Material Adverse Effect on, JBI or JBI Bank, or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by ABI pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of ABI on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(l)            Legal Proceedings.  No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any JBI Company and/or their respective officers or directors that is reasonably likely to have a Material Adverse Effect on JBI.

ARTICLE X
TERMINATION

10.1       Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of ABI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           by mutual written consent of the JBI Board and the ABI Board; or

(b)           by the JBI Board or the ABI Board in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement); or

(c)           by the JBI Board or the ABI Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement); or

(d)           by the JBI Board or the ABI Board if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of ABI fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at the Stockholders’ Meetings where the transactions are presented to such ABI stockholders for approval and voted upon, or (iii) the stockholders of JBI fail to vote their approval of the Stock Purchase or the amendment and restatement of the JBI Articles of Incorporation at the JBI Stockholders’ Meeting where such transactions are presented to the JBI stockholders for approval and voted upon; or

(e)           by the JBI Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to ABI, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to ABI, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by ABI of notice in writing from JBI specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f)            by the ABI Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to JBI, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to JBI, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by JBI of notice in writing from ABI specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g)           by the JBI Board or the ABI Board if the Merger shall not have been consummated by December 31, 2010, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h)           by the JBI Board or the ABI Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

(i)            by the JBI Board if the holders of in excess of five percent (5%) of the outstanding shares of ABI Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or

(j)            by the JBI Board if (i) the ABI Board shall have withdrawn, or adversely modified, or failed upon JBI’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the ABI Board shall have approved or recommended to the stockholders of ABI that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) ABI fails to call the ABI Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4.1 hereof, or (iv) any Person (other than ABI or an Affiliate of ABI) or group becomes the beneficial owner of 25% or more of the outstanding shares of ABI Common Stock; or

(k)           by the ABI Board if (i) the JBI Board shall have withdrawn, or adversely modified, or failed upon ABI’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) JBI fails to call the JBI Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4.2 hereof, or (iii) any Person (other than (x) JBI or an Affiliate of JBI, or (y) an Investor or an affiliate of an Investor) or group becomes the beneficial owner of 25% or more of the outstanding shares of JBI Common Stock; or

(l)            by the ABI Board if (i) the ABI Board authorizes ABI, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and ABI notifies JBI in writing that it intends to enter into such an agreement, (ii) JBI does not make, within 7 business days of the receipt of ABI’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the ABI Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of ABI as the Superior Proposal, and (iii) makes the payment required by Section 10.2(b).  ABI agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the tenth business day after it has provided the notice to JBI required thereby, and (y) to notify JBI promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

10.2       Effect of Termination.  In the event of a termination of this Agreement by either the JBI Board or the ABI Board as provided in Section 10.1, this Agreement shall become void, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein (other than payment of a termination fee as provided in Section 10.3 or Section 10.4 hereof) shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

10.3       ABI Termination Fee

(a)           In the event that this Agreement is terminated (i) by the JBI Board pursuant to Section 10.1(j) or (ii) by the ABI Board pursuant to Section 10.1(l), then ABI shall, in the case of clause (i), one business day after the date of such termination or, in the case of clause (ii), on the date of such termination, pay to JBI, by wire transfer of immediately available funds, the amount of $300,000.00 (the “ABI Termination Fee”).

(b)           In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by ABI stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to ABI and thereafter this Agreement is terminated by the JBI Board or the ABI Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination ABI enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then ABI shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to JBI, by wire transfer of immediately available funds, the ABI Termination Fee.

(c)           ABI acknowledges that the agreements contained in Sections 10.3(a) and 10.3(b) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, JBI would not enter into this Agreement; accordingly, if ABI fails to promptly pay the amount due pursuant to Section 10.3(a) or Section 10.3(b), as the case may be, and, in order to obtain such payment, JBI commences a suit which results in a judgment for any of the ABI Termination Fee, ABI shall pay JBI its costs and expenses (including attorneys’ fees) in connection with such suit.  Payment of the ABI Termination Fee pursuant to this Section 10.3 shall be the exclusive remedy for termination of this Agreement as contemplated by Sections 10.3(a) and 10.3(b) and shall be in lieu of damages incurred in the event of such termination.

10.4       JBI Termination Fee

(a)           In the event that this Agreement is terminated (i) by the JBI Board outside of and not pursuant to any provision in Section 10.1, or (ii) by the ABI Board pursuant to Section 10.1(k), then JBI shall, on the date of such termination, pay to ABI, by wire transfer of immediately available funds, the amount of $300,000.00 (the “JBI Termination Fee”).

(b)           JBI acknowledges that the agreement contained in Section 10.4(a) is an integral part of the transactions provided for in this Agreement, and that, without this agreement, ABI would not enter into this Agreement; accordingly, if JBI fails to promptly pay the amount due pursuant to Section 10.4(a), and, in order to obtain such payment, ABI commences a suit which results in a judgment for any of the JBI Termination Fee, JBI shall pay ABI its costs and expenses (including attorneys’ fees) in connection with such suit.  Payment of the JBI Termination Fee pursuant to this Section 10.4 shall be the exclusive remedy for termination of this Agreement as contemplated by Section 10.4(a) and shall be in lieu of damages incurred in the event of such termination.

10.5       Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE XI
MISCELLANEOUS

11.1       Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“ABI” shall mean Atlantic BancGroup, Inc., a Florida corporation.

“ABI Allowance” shall have the meaning provided for in Section 5.9(a)(v) of this Agreement.

“ABI Bank” shall mean Oceanside Bank, a Florida banking corporation.

“ABI Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“ABI Board” shall mean the Board of Directors of ABI.

“ABI Call Reports” shall mean (i) the Reports of Income and Condition of ABI Bank for the years ended December 31, 2009, 2008 and 2007, as filed with the FDIC; (ii) the Reports of Income and Condition of ABI Bank delivered by ABI to JBI with respect to periods ended subsequent to December 31, 2009; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of ABI for the year ended December 31, 2009; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of ABI with respect to periods ended subsequent to December 31, 2009.

“ABI Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“ABI Common Stock” shall mean the $.01 par value common stock of ABI.

“ABI Companies” shall mean, collectively, ABI and all ABI Subsidiaries.

“ABI Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.

“ABI ERISA Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“ABI Financial Advisor” shall have the meaning set forth in Section 5.24 of this Agreement.

“ABI Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of ABI as of December 31, 2009, 2008 and 2007, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Mauldin & Jenkins Certified Public Accountants, LLC, independent certified public accountants, and (ii) the unaudited consolidated balance sheets of ABI (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2009.

“ABI Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“ABI Preferred Stock” shall mean the preferred stock of ABI.

“ABI Stockholders’ Meeting” shall mean the meeting of the stockholders of ABI to be held pursuant to Section 8.4.1 of this Agreement, including any adjournment or adjournments thereof.

“ABI Subsidiaries” shall mean the Subsidiaries of ABI, which shall include the ABI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of ABI in the future and owned by ABI at the Effective Time.

“ABI Termination Fee” shall have the meaning set forth in Section 10.3(a) of this Agreement.

“Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Acquisition Proposal,” with respect to ABI, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving ABI or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, ABI or any of its Subsidiaries, including a plan of liquidation of ABI or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Act” shall mean the Federal Deposit Insurance Act.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1934 Act Documents” shall mean the reports and other documents filed and/or required to be filed under the 1934 Act.

“Advisory Fee” shall have the meaning provided in Section 5.24 of this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.  References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Articles of Merger” shall mean the Articles of Merger to be signed by JBI and ABI and filed with the Secretary of State of Florida relating to the Merger as contemplated by Section 1.5 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning provided in Section 1.3 of this Agreement.

“Bank Plan” shall have the meaning provided in Section 1.3 of this Agreement.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“CapGen” shall mean CapGen Capital Group IV LP, a Delaware limited partnership.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Confidentiality Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Covered Employees” shall have the meaning provided in Section 8.17(a) of this Agreement.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Designated Representative”

(a)         with respect to ABI shall mean Barry W. Chandler and/or David L. Young, and

(b)         with respect to JBI shall mean Gilbert J. Pomar III and/or Valerie A. Kendall.

“Disclosing Party” shall have the meaning set forth in Section 8.2 of this Agreement.

“Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.5 of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

 “Exchange Agent” shall mean Computershare Investor Services, LLC.

“Exchange Ratio” shall have the meaning given such term in Section 3.1(b) hereof.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“IIPI” shall have the meaning provided in Section 5.34 of this Agreement.

“Indemnified Party” shall have the meaning provided in Section 8.16(a) of this Agreement.

“Investment” shall have the meaning ascribed to such term in the Stock Purchase Agreement.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Investors” shall have the meaning provided in the Preamble of this Agreement.

“JBI” shall mean Jacksonville Bancorp, Inc., a Florida corporation.

“JBI Board” shall mean the Board of Directors of JBI.

“JBI Common Stock” shall mean the $.01 par value common stock of JBI.

“JBI Companies” shall mean, collectively, JBI and all JBI Subsidiaries.

“JBI Financial Advisor” shall mean Wunderlich Securities, Inc.

“JBI Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of JBI as of December 31, 2009, 2008 and 2007, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by JBI to ABI, and (ii) the unaudited consolidated balance sheets of JBI (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by JBI to ABI with respect to periods ended subsequent to December 31, 2009.

“JBI Stockholders’ Meeting” shall mean the meeting of the stockholders of JBI to be held pursuant to Section 8.4.2 of this Agreement, including any adjournment or adjournments thereof.

“JBI Subsidiaries” shall mean the Subsidiaries of JBI.

“JBI Termination Fee” shall have the meaning set forth in Section 10.4(a) of this Agreement.

“Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Litigation Reserve” shall have the meaning set forth in Section 5.9(a)(v) of this Agreement.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning set forth in Section 5.9(a)(i) of this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean (a) an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; or (b) with respect to any ABI Company, any breach of, or any enforcement action taken by a Regulatory Authority based upon, arising out of, or relating to an alleged breach of, the Stipulation to the Issuance of a Consent Order received by ABI Bank on January 7, 2010 (except that the breach of the agreement in such order to increase capital by April 7, 2010 shall not be considered a Material Adverse Effect); provided that “Material Adverse Effect” shall not be deemed to include the effects of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties.

“Merger” shall mean the merger of ABI with and into JBI referred to in the Preamble of this Agreement.

“MOU” shall have the meaning set forth in Section 6.10(b) of this Agreement.

“NASD” shall mean the National Market System of the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“OREO Reserve” shall have the meaning set forth in Section 5.9(a)(v) of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either ABI or JBI, and “Parties” shall mean both ABI and JBI.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.

“Receiving Party” shall have the meaning set forth in Section 8.2(b) of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.

“Resolutions” shall have the meaning set forth in Section 6.10(b) of this Agreement.

“S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Sarbanes-Oxley Act, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Purchase” shall have the meaning provided in the Preamble of this Agreement.

“Stock Purchase Agreement” shall have the meaning provided in the Preamble of this Agreement.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the ABI Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, JBI agreeing that the ABI Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving HBI and not its Subsidiaries.

“Surviving Bank” shall have the meaning provided in Section 5.34 of this Agreement.

“Surviving Corporation” shall mean JBI as the surviving corporation in the Merger.

“Takeover Laws” shall have the meaning set forth in Section 5.27 of this Agreement.

“Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“USA Patriot Act” shall have the meaning set forth in Section 5.12 of this Agreement.

“Via Mare Sale” shall have the meaning set forth in Section 8.18 of this Agreement.

11.2       Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3       Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of ABI Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the ABI stockholders without the further approval of the ABI stockholders.

11.4       Waivers.

(a)           Prior to or at the Effective Time, JBI, acting through the JBI Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ABI, to waive or extend the time for the compliance or fulfillment by ABI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of JBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of JBI.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that JBI and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)           Prior to or at the Effective Time, ABI, acting through the ABI Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by JBI, to waive or extend the time for the compliance or fulfillment by JBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ABI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of ABI.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that ABI and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5       Assignment.  Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6       Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to JBI, then to:	Jacksonville Bancorp, Inc.
100 North Laura Street
Jacksonville, Florida 32202
Telecopy Number: (904) 421-3050

	Attention:	Gilbert J. Pomar, III
President

with a copy to:	McGuireWoods LLP
Bank of America Tower
50 North Laura Street, Suite 3300
Jacksonville, Florida 32202-3661
Telecopy Number: (904) 360-6324

	Attention:	Halcyon E. Skinner, Esquire

If to ABI, then to:	Atlantic BancGroup, Inc.
1315 South Third Street
Jacksonville Beach, Florida 32250
Telecopy Number: (904) 247-9402

	Attention:	Barry W. Chandler
President and Chief Executive Officer

with a copy to:	Smith Hulsey & Busey
225 Water Street
Suite 1800
Jacksonville, FL 32202
Telecopy Number: (904) 359-7708

	Attention:	John R. Smith, Jr., Esquire

11.7       Brokers and Finders.  Except as provided in Section 5.24 as to ABI, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein.  In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by ABI or JBI, each of ABI and JBI, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8       Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

11.9       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

11.10     Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11     Enforcement of Agreement.  Subject to Sections 10.3(c) and 10.4(b), the Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In any dispute or action between the Parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, but only as long as both the economic and legal substance of the transactions that this Agreement contemplates are not affected in any manner materially adverse to any Party.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13     Construction of Terms.  Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14     No Construction Against Drafter.  Each Party has participated in negotiating and drafting this Agreement, so if an ambiguity or a question of intent or interpretation arises, this Agreement is to be construed as if the Parties had drafted it jointly, as opposed to being construed against a Party because it was responsible for drafting one or more provisions of this Agreement.

11.15     Schedules.  The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.16     Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.17     No Third Party Beneficiaries.  Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by its respectively authorized officers as of the day and year first above written.

JACKSONVILLE BANCORP, INC.

By:	/s/ Gilbert J. Pomar, III
Gilbert J. Pomar, III
Its: President

ATLANTIC BANCGROUP, INC.

By:	/s/ Barry W. Chandler
Barry W. Chandler
Its: President and Chief Executive Officer